Exhibit 4.3

EXECUTION COPY

NSP HOLDINGS L.L.C.

and

NSP HOLDINGS CAPITAL CORP.

As Issuers

11 ¾% Senior Pay in Kind Notes due 2012

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 19, 2005

Supplementing the Indenture dated as of January 7, 2005, among
NSP Holdings L.L.C. and NSP Holdings Capital Corp., as Issuers, and

Wilmington Trust Company, as trustee

WILMINGTON TRUST COMPANY
As Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of July 19, 2005 (this “First Supplemental Indenture”), is by and among NSP Holdings L.L.C., a Delaware limited liability company (the “Company”), NSP Holdings Capital Corp., a Delaware corporation (“Capital” and, together with the Company, the “Issuers”) and Wilmington Trust Company, a Delaware banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Trustee are parties to an indenture dated as of January 7, 2005 (the “Indenture”; capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture), providing for the issuance of the Issuers’ 11 ¾% Senior Pay in Kind Notes due 2012 (the “Notes”);

WHEREAS, Safety Products Holdings, Inc. (“Safety Products”) has agreed to purchase from the Company all of the equity interests of Norcross Safety Products L.L.C. and Capital (the “Acquisition”);

WHEREAS, Safety Products, the Issuers and the Trustee will enter into a supplemental indenture dated as of July 19, 2005, whereby Safety Products will assume all of the Company’s obligations under the Indenture;

WHEREAS, on January 7, 2005, the Issuers issued $100,000,000 in aggregate principal amount of Notes under the Indenture (the “Initial Notes”);

WHEREAS, pursuant to the Consent Solicitation Statement dated as of June 13, 2005 (the “Consent Solicitation”), the Issuers solicited consents from Holders of the Notes to (i) amend certain provisions of the Indenture, as set forth herein, and (ii) waive the Company’s obligations under (x) the change in control covenant of the Indenture and (y) clause (c) of the limitation on consolidation, merger and sale of assets covenant of the Indenture, each in connection with the Acquisition (the “Waivers”);

WHEREAS, Section 8.02 of the Indenture provides that the Issuers and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, the Requisite Consents to the amendments effected by this First Supplemental Indenture and the Waivers have been received; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Issuers and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture, have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Amendments to Certain Definitions.  Section 1.01 of the Indenture (Definitions) is hereby amended as follows:

(a)           The definition of “Change of Control” is hereby amended by (i) replacing the period (“.”) following clause (7) thereof with a semicolon (“;”) and (ii) adding the following at the beginning of the next line:

“provided, that, notwithstanding anything to the contrary in this definition, the 2005 Sale Transaction shall not constitute a “Change of Control.”

(b)           The definition of “CIBC” is hereby deleted in its entirety.

(c)           The definition of “CIBC/Argosy Group” is hereby deleted in its entirety.

(d)           The definition of “Consolidated Interest Expense” is hereby amended by replacing clause (6) thereof with the following:

“amortization of discount or premium (other than original issue discount deemed to apply to the Notes issued on the Issue Date as a result of the 2005 Sale Transaction and related transactions), if any; and”

(e)           The definition of “Consolidated Net Income” is hereby amended by

(i)            deleting the word “and” immediately preceding subclause (iii) of clause (4) thereof and replacing it with a comma (“,”);

(ii)           adding the following to the end of clause (4):

“and (iv) any extraordinary, unusual or non-recurring costs and expenses incurred in connection with the 2005 Sale Transaction)”;

(iii)          deleting the period (“.”) at the end of clause (10) and replacing it with “; and” and

(iv)          adding the following clause (11) immediately thereafter:

“(11) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness in connection with the 2005 Sale Transaction shall be excluded.”

(f)            The following definition is hereby added immediately following the definition of “GAAP”:

“GEPT” means General Electric Pension Trust and its Affiliates.

(g)           The definition of “John Hancock” is hereby deleted in its entirety.

(h)           The following definition is hereby added immediately following the definition of “Notes”:

“Odyssey” means Odyssey Investment Partners Fund III, LP and its Affiliates.

(i)            The definition of “Permitted Holders” is hereby amended by (a) deleting the words “the CIBC/Argosy Group, CIVC and John Hancock” and (b) replacing them with “Odyssey and GEPT”.

(j)            The definition of “Permitted Indebtedness” is hereby amended by replacing the word “100.0 million” in clause (2) thereof with “125.0 million”.

(k)           The definition of “Registration Rights Agreement” is hereby amended by adding the following to the end of that definition:

“along with any similar agreement entered into with respect to issuances of Additional Notes”.

The following definition is hereby added immediately following the definition of “Trustee”:

“2005 Sale Transaction” means the transaction pursuant to which  Safety Products Holdings, Inc. will (1) acquire all of the issued and outstanding membership units of Norcross and all of the issued and outstanding common stock of Capital and (2) assume all of the outstanding indebtedness and obligations of the Company and Capital pursuant to the Indenture, the Notes, the Registration Rights Agreements and the CIVC Registration Rights Agreement, and (3) effect the debt and equity financing transactions related thereto.

2.             Additional Amendments.

(a)           Section 4.11 is hereby amended by

(i)            replacing clause (3) thereof with the following:

“immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date (excluding payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8) and (13) of paragraph (B) below and 50% of the payments made pursuant to clause (9) of paragraph (B) below) does not exceed the sum of”;

(ii)           deleting the word “and” at the end of clause (12) thereof;

(iii)          adding as clause (13) thereof, the following:

“(13) distribution of proceeds of up to $25 million of new indebtedness of the Company and up to $30 million in cash to members of NSP Holdings L.L.C. and up to $3.0 million in aggregate value of stock of North Safety Products, Inc. to members of Company management, all in connection with the 2005 Sale Transaction; and”; and

(iv) adding “(14)” before the prior clause (13) so that clause (14) shall read as follows:

“(14) so long as no Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of this Indenture.”

(b)           Section 4.18 is hereby replaced in its entirety with the following:

“The Company and its Restricted Subsidiaries shall not engage in any businesses which are not the same, similar, ancillary, related to or constitute a reasonable extension of the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date. The Company shall at all times directly or indirectly own 100% of the Capital Stock of Norcross.

Capital will not engage in any business or activities other than as necessary to (1) maintain its corporate existence and (2) perform its obligations under the Notes, the Exchange Notes, this Indenture, the Registration Rights Agreements and the CIVC Registration Rights Agreement.”

(c)           Section 5.01 is hereby amended by adding the following to the beginning of clause (c) thereof:

“with respect to any transaction other than the 2005 Sale Transaction,”

3.             Amendments to the Notes

(a)           The Notes, a form of which is attached hereto as Exhibit A, are hereby amended by replacing Section 5 thereof with the following:

“(a)         Optional Redemption with Make Whole Payment.  At any time prior to July 1, 2006, the notes may be redeemed in whole or in part at the option of the Company, upon not less than 30 or more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium and any accrued and unpaid interest thereon to the applicable redemption date.

(b)           Optional Redemption.  The Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, on and after July 1, 2006 at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the periods set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

Year	Percentage
July 1, 2006 - June 30, 2007	112.5%
July 1, 2007 - June 30, 2008	105%
July 1, 2008 - June 30, 2009	103%
Thereafter	100%

(c)           Optional Redemption upon Equity Offerings.  Notwithstanding the foregoing, the Issuers may redeem in the aggregate up to 35% of the principal amount of Notes at any time and from time to time prior to July 1, 2006 at a Redemption Price equal to 111.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest in cash, if any, to the Redemption Date out of the Net Proceeds of one or more Equity Offerings; provided that

(1)           at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and

(2)           any such redemption occurs within 90 days following the closing of such Equity Offering.

(d)           Mandatory Partial Redemption.  On July 1, 2010, if any notes are outstanding, the Company will be required to redeem, at a redemption price of 100% of the principal amount of the notes so redeemed, a principal amount of notes (the “Mandatory Principal Redemption Amount”) sufficient (but not in excess of the amount sufficient) to ensure that the notes are not treated under the Code as “Applicable High Yield Discount Obligations” for the ongoing deductibility of interest by the Company. The Mandatory Principal Redemption Amount will be calculated as (i) the excess of (A) the aggregate principal amount of all notes outstanding on July 1, 2010, over (B) the issue price (determined pursuant to Treasury Regulation Section 1.1273-2(a)(i)) of all notes issued or deemed issued (as a result of the deemed exchange for U.S. federal income tax purposes of notes outstanding immediately prior to the date of closing of the 2005 Sale Transaction (the “Effective Date”) for new notes on the Effective Date, and assuming for this purpose that all holders consented to the amendments and waivers to the Indenture proposed in connection with the 2005 Sale Transaction (“Proposed Amendments and Waivers”)), less (ii) an amount equal to one year’s simple uncompounded interest (determined using the stated interest rate on the notes) on the aggregate issue price (determined pursuant to Treasury Regulation Section 1.1273-2(a)(i), and assuming for this purpose that all holders consent to the Proposed Amendments and Waivers) of all notes, other than PIK Notes issued subsequent to the Effective Date. The Mandatory Principal Redemption Amount will be applied as a partial redemption of each note outstanding.”

4.             Transaction Approval.

The Consent Solicitation provided specific consent to the “Sale” and the “2005 Sale Transaction” as described in the Consent Solicitation.  This First Supplemental Indenture shall be construed as a waiver of any incidental or technical defaults under the Indenture in connection with the “Sale” and the “2005 Sale Transaction” as described in the Consent Solicitation.

5.             Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.

6.             Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the state of New York, without regard to principles of conflicts of law.  Each of the parties hereto agrees to submit to the jurisdiction of the courts of the state of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

7.             Execution as Supplemental Indenture.

This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof.  Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

8.             Responsibility for Recitals, Etc.

The recitals herein and in the Additional Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Additional Notes.  The Trustee shall not be accountable for the use or application by the Issuers of the Additional Notes or of the proceeds thereof.

9.             Provisions Binding on Issuers’ Successors.

All the covenants, stipulations, promises and agreements contained in this First Supplemental Indenture by the Issuers shall bind their successors and assigns whether so expressed or not.

10.           Separability.

Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture or the Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.           Effective Time.

This First Supplemental Indenture shall be deemed to be effective immediately prior to the consummation of the Acquisition and shall cease to be effective if the Acquisition is not consummated.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered as of the date first written above.

NSP HOLDINGS L.L.C.

By:	/s/ David F. Myers, Jr.
Name:
Title:

NSP HOLDINGS CAPITAL CORP.

By:	/s/ David F. Myers, Jr.
Name:
Title:

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ James J. McGinley
Name: James J. McGinley
Title: Authorized Signer

Exhibit A - Form of Note